Exhibit 99.1
Applied Digital Reports Second Quarter 2004 Results

Company Generates 29% Increase in Revenue

DELRAY BEACH, Fla.--(BUSINESS WIRE)--Aug. 3, 2004--Applied Digital (NASDAQ: ADSX), a provider of innovative security products, today released its financial results for the second-quarter ended June 30, 2004. The Company's consolidated financial results include the financial condition, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC), and InfoTech USA, Inc. (OTC: IFTH).

Revenue for the second quarter of 2004 was $26.3 million, a 29% increase from the $20.4 million in revenue from the same period during 2003. The increase in comparative quarterly revenue was attributable to an increase in revenue from Digital Angel Corporation, InfoTech USA, Inc., and the Company's wholly-owned subsidiary Government Telecommunications, Inc. (GTI).

Gross profit increased 22% from $5.9 million in the 2003 period to $7.2 million in the second quarter of 2004. The net loss for the second quarter of 2004 was $(3.0) million, or $(0.06) per basic share, compared to net income of $56.4 million or $1.82 per basic share in the second quarter of 2003. Included in the results for the second quarter of 2003, was a $70.4 million gain for forgiveness of debt due to the satisfaction of the Company's debt obligation to IBM Credit, LLC. Excluding the effects of the gain for forgiveness of debt, the Company incurred a net loss of $(14) million for the second quarter of 2003. Accordingly, excluding the gain for forgiveness of debt, the Company's net loss decreased by $11 million comparing the second quarter of 2003 to the second quarter of 2004. The Company completed the second quarter with cash and cash equivalents of $10.5 million, and restricted cash of approximately $0.9 million.

For the six-months ended June 30, 2004, the Company reported revenue of $52.8 million, a 17.9% increase versus $44.8 million in the six-months ended June 30, 2003. Applied Digital had gross profit of $15.3 million, an increase of 5.5% versus $14.5 million for the year earlier period. The Company reported a net loss of $(1.5) million, or $(0.03) per basic share for the six-months ended June 30, 2004, compared to net income of $29.4 million or $0.99 per basic share for the six-months ended June 30, 2003. Included in the results for the six-months ended June 30, 2003, was a $70.4 million gain for forgiveness of debt due to the satisfaction of the Company's debt obligation to IBM Credit, LLC. Excluding the effects of the gain for forgiveness of debt, the Company incurred a net loss of $(41) million for the six-months ended June 30, 2003. Accordingly, excluding the gain for forgiveness of debt, the Company's net loss decreased by $39.5 million comparing the first half of 2003 to the first half of 2004.

"In the second quarter, we continued to make strides in the right direction," said Scott R. Silverman, Applied Digital's Chairman and CEO. "Our revenues continue to grow and our business model, 'Security Through Innovation,' became more focused and refined. Our innovative security products provide security for people, animals, food chains, government/military assets and commercial assets. We continue to see our results improve in many ways - revenues are stronger, gross profit continues to improve and our balance sheet is strong. Although we saw an operational improvement over the comparable period last year, a quarterly loss is unacceptable. In large part, it was attributable to the loss at Digital Angel Corporation and the new CEO at Digital Angel has made steady improvement in his first two quarters, which should lead to much improved results in the third and fourth quarters. With our new corporate branding and marketing strategy to capitalize on our innovative security products, we look forward to the second half of the year."

Some of the highlights of the second quarter included:
  The company's wholly owned subsidiary VeriChip Corporation entered into a memorandum of understanding with FN Manufacturing, a gun manufacturer, to develop the first integrated User Authorization System for firearms using VeriChip's RFID technology.

  The company's wholly-owned subsidiary Government Telecommunications, Inc. (GTI) was awarded a contract option valued at $25 million from the United States Postal Service to upgrade telecommunications networks at 108 Postal Service facilities. Under the award, GTI is conducting site surveys, and designing, installing and testing network cabling at 108 mail processing plants and co-located administrative facilities within the United States.

  The company completed a private placement, raising approximately $5.5 million, with Satellite Strategic Finance Associates, LLC, an accredited institutional investor. The placement was done at the prevailing price of the company's common stock at the time of the financing.
The Company's executives will hold a conference call to discuss these results. The conference call will take place at 4:45 PM EDT today. Interested participants should call (800) 472-8309 when calling within the United States or (706) 643-9561 when calling internationally. Please use passcode 9130150.

There will be a playback available as well. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use passcode 9130150. The call will also be webcast and will be available on the Company's Web site at http://www.adsx.com on the Home Page of the site.

About Applied Digital

Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. Our unique and often proprietary products provide security for people, animals, food chains, government/military assets, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and secure telecomm infrastructure. Applied Digital is a leading provider of Security Through Innovation(TM). Applied Digital is the owner of a majority position in Digital Angel Corporation. For more information, visit the company's Web site at http://www.adsx.com.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

Assets
	June 30,	December 31,
	2004	2003

Current Assets	(unaudited )
Cash and cash equivalents	$10,448	$10,161
Restricted cash	880	765
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $1,030 in 2004 and $1,035 in 2003)	13,656	14,078
Inventories	11,002	9,444
Notes receivable	1,197	1,658
Other current assets	3,383	2,760

Total Current Assets	40,566	38,866

Property And Equipment, net	8,076	8,228

Notes Receivable, net	292	504

Goodwill, net	67,289	62,842

Other Assets, net	4,479	1,491

	$120,702	$111,931

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$5,702	$5,226
Accounts payable	12,065	13,639
Other accrued expenses	20,264	22,517
Put accrual	200	200
Net liabilities of Discontinued Operations	5,545	8,294

Total Current Liabilities	43,776	49,876

Long-Term Debt and Notes Payable	1,929	2,860

Other Long-Term Liabilities	3,098	3,430

Total Liabilities	48,803	56,166

Commitments And Contingencies	-	-

Minority Interest	31,436	23,029

Stockholders’ Equity
Preferred shares: Authorized 5,000 shares in 2004 and 2003 of $10 par value; special voting, no shares issued or outstanding in 2004 and 2003, Class B voting, no shares issued or outstanding in 2004 and 2003	-	-
Common shares: Authorized 125,000 shares in 2004 and 560,000 in 2003, of $.01 par value; 52,576 shares issued and 50,571 shares outstanding in 2004 and 41,220 shares issued and 41,126 shares outstanding in 2003	526	412
Common and preferred additional paid-in capital	453,215	443,099
Accumulated deficit	(415,417)	(413,923)
Common stock warrants	6,909	5,650
Treasury stock (carried at cost, 2,005 shares in 2004 and 94 in 2003)	(4,398)	(1,777)
Accumulated other comprehensive income	218	206
Notes received for shares issued	(590)	(931)

Total Stockholders’ Equity	40,463	32,736

	$120,702	$111,931

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  (In thousands, except per share data)

(Unaudited)

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

Product revenue	$22,459	$16,831	$45,497	$37,164
Service revenue	3,878	3,599	7,342	7,628

Total revenue	26,337	20,430	52,839	44,792

Cost of products sold	17,320	13,133	34,058	27,299
Cost of services sold	1,850	1,353	3,475	2,978

Gross profit	7,167	5,944	15,306	14,515

Selling, general and administrative expense	8,176	12,137	16,469	41,274
Research and development	1,140	1,424	2,065	2,625
Depreciation and amortization	864	453	1,316	924
Interest and other income	(83)	(214)	(581)	(432)
Gain on forgiveness of debt	-	(70,392)	-	(70,392)
Interest expense (reduction)	(139)	4,533	(449)	9,125

(Loss) income from continuing operations before taxes, minority interest and (gain) loss attributable to capital transactions of subsidiary	(2,791)	58,003	(3,514)	31,391

Provision for income taxes	27	967	119	775

(Loss) income from continuing operations before minority interest and (gain) loss attributable to capital transactions of subsidiary	(2,818)	57,036	(3,633)	30,616

Minority interest	(649)	(805)	(1,028)	(944)

Net (gain) loss on capital transactions of subsidiary	(196)	50	1,767	221

Loss (gain) attributable to changes in minority interest as a result of capital transactions of subsidiary	259	742	(1,891)	948

(Loss) income from continuing operations	(2,232)	57,049	(2,481)	30,391

Loss from discontinued operations	(750)	(248)	(1,128)	(373)

Change in estimate on loss on disposal of discontinued operations and operating losses during the phase out period	13	(435)	2,115	(592)

Net (loss) income	$(2,969)	$56,366	$(1,494)	$29,426

(Loss) income per common share - basic
(Loss) income from continuing operations	$(0.04)	$1.84	$(0.05)	$1.02
(Loss) income from discontinued operations	(0.02)	(0.02)	0.02	(0.03)

Net (loss) income per common share - basic	$(0.06)	$1.82	$(0.03)	$0.99

(Loss) income per common share - diluted
(Loss) income from continuing operations	$(0.04)	$1.76	$(0.05)	$0.98
(Loss) income from discontinued operations	(0.02)	(0.02)	0.02	(0.03)

Net (loss) income per common share - diluted	$(0.06)	$1.74	$(0.03)	$0.95

Weighted average number of common shares outstanding - basic	50,855	30,947	49,398	29,605

Weighted average number of common shares outstanding - diluted	50,855	32,317	49,398	31,039

Contact:
For Applied Digital:
CEOcast, Inc.
Ken Sgro, 212-732-4300
kensgro@ceocast.com